Exhibit 99.1

Media contact:                            Charles Keller
                                          612-678-7786
                                          charles.r.keller@ampf.com

Stockholder contact:                      Chris Moran
                                          617-218-3864
                                          christopher.m.moran@ampf.com

             SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND, INC.
                 DECLARES SECOND QUARTER DIVIDEND UNDER EARNED
                              DISTRIBUTION POLICY

NEW YORK, NY, May 21, 2009 - Seligman LaSalle International Real Estate Fund, Inc. (the "Fund") (NYSE: SLS) today declared a second quarter dividend of $0.130 per share of Common Stock. Dividends on Common Stock will be paid on June 9, 2009 to Common Stockholders of record on June 1, 2009. The ex-dividend date for the Common Stock is May 28, 2009. The reinvestment price will be the closing price on the New York Stock Exchange on that date.

The $0.130 per share dividend on the Common Stock is in accordance with the Fund's earned distribution policy, which was adopted by the Fund's Board of Directors on January 8, 2009.

Effective November 7, 2008, the Fund is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, the Fund was managed by J. & W. Seligman & Co. Incorporated. RiverSource Fund Distributors, Inc. (formerly Seligman Advisors, Inc.) is the principal underwriter of the RiverSource Family of Funds, which includes the Fund.

The net asset value of shares may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Fund is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Fund.

Investments in real estate securities may be subject to specific risks, such as risks to general and local economic conditions, and risks related to individual properties. Investing in one economic sector, such as real estate, may result in greater price fluctuations than owning a portfolio of diversified investments.

Under the earned distribution policy, distributions paid to stockholders are subject to recharacterization for tax purposes because the securities (e.g., real estate investment trusts) in which the Fund invests may not provide complete tax information to the Fund as to the tax character of the dividends distributed by such company (e.g., income, capital

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gain or return of capital) until after the Fund has made its distribution to
Stockholders. This recharacterization could result in a proportionate increase in returns of capital to Stockholders. In certain situations, returns of capital could be taxable for federal income tax purposes, and all or a portion of the Fund's capital loss carryforwards from prior years could effectively be forfeited.

You should consider the investment objectives, risks, charges, and expenses of the Fund carefully before investing. You can obtain the Fund's most recent periodic reports, when available, and other regulatory filings by contacting your financial advisor or RiverSource Service Corporation at 800 221-2450. These reports and other filings can also be found on the Securities and Exchange Commission's EDGAR Database. You should read these reports and other filings carefully before investing.

There is no guarantee that the Fund's investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED            MAY LOSE VALUE                NO BANK  GUARANTEE

NOT A DEPOSIT               NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY